SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): February 21, 2017
MUELLER WATER PRODUCTS, INC.
(Exact name of Registrant as Specified in its Charter)

Delaware	001-32892	20-3547095
(State or other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)
Registrant’s telephone number, including area code: (770) 206-4200

1200 Abernathy Road, Suite 1200, Atlanta, Georgia	30328
(Address of principal executive offices)	(Zip code)
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.
On February 21, 2017, Mueller Water Products, Inc. (the “Company”) executed a First Amendment (the “First Amendment”) to the Term Loan Credit Agreement (the “Credit Agreement”), dated as of November 25, 2014, by and among the Company, the lending institutions from time to time party thereto as “Lenders” and Bank of America, N.A., as administrative agent. The First Amendment, among other things, (a) refinances the existing Loans (as defined in the Credit Agreement), (b) decreases the applicable interest rate margins for the Loans from (i) 2.25% to 1.50%, in the case of ABR Loans (as defined in the Credit Agreement), and (ii) 3.25% to 2.50%, in the case of Eurodollar Loans (as defined in the Credit Agreement), and (c) adds a soft call premium equal to 1.0% of the principal repaid or repriced if the Loans are voluntarily refinanced or repriced pursuant to certain refinancing transactions within six months after the effective date of the First Amendment.

The foregoing description of the First Amendment is qualified in its entirety by the full text of the First Amendment filed herewith as Exhibit 10.1 and incorporated in this Item 1.01 by reference.

Item 9.01.	Financial Statements and Exhibits.
(d) Exhibits.

10.1
First Amendment to Credit Agreement, dated as of February 21, 2017, among the Company, the other Loan Parties party thereto, the Lenders party thereto, Bank of America, N.A., as Administrative Agent, and Bank of America, N.A., as Additional Lender.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MUELLER WATER PRODUCTS, INC.

	By:	/s/ Evan L. Hart
Evan L. Hart
Date: February 21, 2017		Senior Vice President and Chief Financial Officer